Go Daddy
Application Programming Interface Reseller Agreement

This API Reseller Agreement ("Agreement") is by and between GoDaddy.com, Inc. ("Go Daddy"), a/an Arizona corporation located at 14455 North Hayden Rd., Suite 219, Scottsdale, AZ, 85260, and you (the "Reseller"). The Effective Date of this Agreement shall be the date that Reseller completes Go Daddy's Application Programming Interface ("API") reseller signup process and submits the initial signup fee.

This Agreement explains the basis upon which transactions between you, the Reseller, and Wild West will take place and our responsibilities toward each other.

By entering into this Agreement, in addition to transactions entered into by Reseller on its own behalf, Reseller also agrees to be bound by the terms of this agreement for transactions entered into on its behalf by anyone acting as its Agent. Reseller also agrees to be bound by the terms of this Agreement for transactions entered into by anyone who uses the account Reseller hereby establishes with Wild West , whether or not the transactions were in Reseller's behalf. Reseller also agrees to be bound by any applicable agreements, policies or procedures posted on the Wild West web site, as well as any changes that may be made to them.

This Agreement as well as any additional Wild West policies, together with all modifications thereto, constitute the complete and exclusive agreement between You and Wild West concerning Your use of Wild West 's Software and Services, and supersede and govern all prior proposals, agreements, or other communications. All Wild West policies and agreements specific to particular Software and Service are incorporated herein and made part of this Agreement by reference, including the dispute policy ("UDRP"). By purchasing Wild West's Software or Services, You acknowledge that You have read, understood, and agree to be bound by all terms and conditions of this Agreement and any other policies or agreements made part of this Agreement by reference, including the Universal Terms of Service as well as any new, different or additional terms, conditions or policies which Wild West may establish from time to time, and any agreements that Wild West is currently bound by or will be bound by in the future. Such Agreements may be found here.

To complete the API reseller signup process, Reseller must read this entire Agreement and agree to be bound by all the terms and conditions. Reseller acknowledges that Wild West is an accredited registrar bound by an agreement between Wild West and the Internet Corporation for Assigned Names and Numbers ("ICANN"). Reseller agrees that Wild West may modify this Agreement in order to comply with applicable laws and the terms and conditions set forth by ICANN.

Reseller acknowledges that Wild West 's acceptance of this Agreement and any application made by Reseller for services provided by Wild West will take place at Wild West 's offices located in Scottsdale, Arizona, USA.

Whereas Wild West is an accredited and fully-operational Internet Domain name registrar; and, whereas Reseller desires to purchase Domain Name registration services and other services or products that may be available (the "Services") from Wild West for purposes of selling such Services to its own customers using its own website, but connecting to Wild West 's API to procure such Services;

Therefore, the Wild West and Reseller agree as follows:

1. Service Details And License

Subject to the terms and conditions of this Agreement, Go Daddy grants the Reseller a non-exclusive, non-transferable license to resell the Services worldwide. Your API account is non-transferable and cannot be sold separately or in conjunction with the sale of an existing site or business. You are prohibited from selling the customers to another business. The Services available for resale may not immediately include all of the Services that Go Daddy offers for sale. Services are subject to:

1.

Wild West's Registration Agreement

2.

Wild West's Dispute Resolution Policy

3.

Wild West's Domain Name Transfer Agreement

Agreements for any other Services that Reseller chooses to resell, located on Go Daddy's Legal Agreements page

2. Price

Subject to the terms and conditions of this Agreement, Reseller acknowledges that prices are subject to change from time to time.

Service Pricing

Go Daddy will provide its services to the Reseller according to the Go Daddy API Price Catalog (Catalog). Reseller may set its own prices.

Sign Up Fee

The initial sign-up fee is due up front, followed by a non-refundable prepayment which is due when Reseller is ready to go live with the site.

Money Back Guarantee

If within 10 days of the date you sign up for the reseller program by paying the sign-up fee, for any reason you want to cancel your reseller account, you are entitled to a full refund of the sign-up fee.

Fraudulent Transactions

Reseller agrees to hold Wild West harmless and to indemnify Wild West for and against transactions processed by Wild West on behalf of Reseller that are fraudulent in nature. These fraudulent transactions could result from, but are not limited to, misrepresentations in the domain registration or transfer process, or from the use of stolen or misappropriated credit cards.

3. Prepaid Account

A prepayment account will be set up by all domestic Resellers ("Prepaid Account") in advance by wiring the money to Go Daddy , in sufficient quantities to cover the cost of the Services that will be purchased. Failure to set up a valid Prepaid Account will prevent you from purchasing any Services from Go Daddy . You can find the instructions on how to set up your Prepaid Account at any time by clicking on the "Wiring Funds to Your Account" link from your home page on the Go Daddy Reseller Extranet.

Resellers hereby authorize Go Daddy to initiate and post debit (negative) entries to the Prepaid Account when requests for Services are received from the Reseller. Wild West may charge a customer a small fee if the customer cancels a domain name within the five (5) day grace period after registering the domain with Wild West and Wild West refunds the price of the domain. Wild West will not charge the customer a fee if Wild West cancels the domain name during this period because of fraud. If for any reason Go Daddy is not able to take the money out of your Prepaid Account to process your requests for services or because there are insufficient funds available, and you fail to respond to our notices, any requested transactions will not be processed. It is your responsibility to keep adequate funds in your Prepaid Account. You agree that Go Daddy will not be responsible for transactions that could not be processed because you failed to keep an adequate amount of money in your Prepaid Account to cover those transactions. In any case, if you fail to keep adequate money in your Prepaid Account, additional charges may apply. It is your responsibility to cancel your Prepaid Account should you decide to discontinue your account for Services with us.

The authority granted to Go Daddy by the Prepaid Account owner herein will remain in full force and effect until the Company has received written notification from the Prepaid Account owner that such authority has been revoked, but in any event, such writing shall be provided in such a manner as to afford the Company a reasonable opportunity to act on such revocation, or until the Company, has sent notice of the Company's, termination of this Agreement.

4. Refund Policy

Reseller and Reseller's customers are not entitled to any refunds of Service transactions.

5. Up to Date Information; Use of Information The Service

Reseller agrees to notify Go Daddy within five (5) business days when any of the information Reseller provided as part of the application and/or registration process changes. It is Resellers responsibility to keep this information in a current and accurate status. Failure by Reseller, for whatever reason, to provide Go Daddy with accurate and reliable information on an initial and continual basis, shall be considered to be a material breach of this agreement. Failure by Reseller, for whatever reason, to respond within five (5) business days to any inquiries made by Go Daddy to determine the validity of information provided by Reseller, shall also be considered to be a material breach of this agreement.

6. Term

This Agreement is in effect for one (1) year from the Effective Date of this contract and will automatically renew for one (1) year increments. Reseller agrees that Go Daddy may modify this agreement from time to time. Reseller agrees to be bound by any changes Go Daddy may reasonably make to this agreement when such changes become effective. Should you elect to cancel your agreement with Go Daddy, you will not receive a refund for any fees you may have paid to Go Daddy. Upon termination, all customers will default to Go Daddy.

7. Termination

Either party may terminate this Agreement for a material breach of contract by the other party that has not been cured within ten (10) days. Either party must notify the other of such material breach in writing. Or, either party may terminate this Agreement with thirty (30) days written notice. Upon termination, all customers will default to Go Daddy.

8. Intellectual Property

Reseller agrees that Wild West and its parent and affiliate companies own all proprietary rights, including but not limited to copyrights, patents and trade secrets, trademarks, and service marks, in and to the API and that this Agreement does not transfer ownership of any of these rights. Wild West expressly reserves its rights in and to all such content and materials. Wild West shall own all proprietary rights in any modifications to the API, whether created by Wild West , Reseller, users, or a third party. Reseller hereby assigns to Wild West all proprietary rights, including copyright, patent and trade secret rights, to any modifications created by Reseller. No license or right under any copyright, patent, trademark, service mark or other proprietary right or license, except the limited license provided below in this section, is granted to Reseller or conferred upon Reseller by this Agreement or otherwise. Reseller will not use any of Wild West 's trademarks or other intellectual property unless specifically authorized by Wild West , nor will Reseller register any trademark that is substantially similar to one owned by Wild West, and will not register or maintain any internet domain names containing trademarked terms owned by Wild West or its parent and affiliate companies (or domain names confusingly similar thereto). Reseller shall not use any of Wild West 's intellectual property in its advertising except as specifically authorized by Wild West . Reseller agrees not to use Wild West 's trademarks, including its web site URLs, as keyword terms in any online advertising agreements.

Reseller will use all computer programs, documentation and information consisting of or containing proprietary information related to the API solely for the purpose of performing under this Agreement. Reseller will not decompile, disassemble or otherwise reverse engineer the API or cause others to do so. Reseller will not modify or cause others to modify the API, without the prior written consent of Wild West . Except as otherwise explicitly agreed in writing, Wild West -owned content described in this document may be downloaded, displayed, reformatted and printed for Reseller's personal, non-commercial use only. Reseller agrees to prevent any unauthorized copying of the API. Content owned by Wild West advertisers, suppliers or licensors may be subject to additional restrictions. Reseller agrees to use the API and this document only within the scope of their intended business purposes.

9. Export Restrictions

Title to products and services herein being purchased is retained by Go Daddy until goods are paid for by Reseller and at the time title passes to Reseller. Reseller agrees that Reseller is prohibited by law from exporting to certain countries, and shall comply with all export regulations if shipping to another country, including licensing requirements.

10. Customer Agreements

Reseller is required to ensure that Reseller's customers agree to comply with the standard agreements provided to Reseller for each product or service they purchase from Reseller.

11. Customer Notices

If there are any recalls or retrofits of products, Reseller will assist GoDaddy.com, Inc. in notifying Reseller's customers

12. Unauthorized Use

Upon the discovery of any unauthorized use or copying of Go Daddy products or services, Reseller will immediately notify Go Daddy . If Reseller is at fault in any way, Reseller may be held responsible for the cost of the legal proceedings.

13. Confidential Information

Reseller agrees that Reseller will exercise a reasonable level of care and discretion to prevent and restrain the use, disclosure, or reproduction of Go Daddy's Confidential Information. "Confidential Information" means nonpublic information that Go Daddy designates as being confidential or which, under the circumstances surrounding disclosure, ought to be treated as confidential by Reseller. Confidential Information includes, but is not limited to, information in tangible or intangible form relating to and/or including released or unreleased products, the marketing or promotion of any of Go Daddy's products, Go Daddy's business policies or practices, and information received from others that Go Daddy is obligated to treat as confidential. Confidential Information does not include any information, however designated, that: is or subsequently becomes publicly available without Reseller's breach of any obligation under this Agreement; became known to Reseller prior to disclosure under this Agreement; became known to Reseller from a source other than Go Daddy other than by the breach of an obligation of confidentiality owed to Reseller; or is independently developed by Reseller. This obligation shall last three (3) years after the termination of your reseller account with Go Daddy.

14. Ethical Standards

Bribing or offering gifts in exchange for purchases by customers is prohibited and will result in termination of your account.

15. Privacy

Reseller agrees to be bound by the Privacy Policy of Go Daddy in its dealings with customers and others. Failure to comply with such Privacy Policy will be deemed a material breach of this Agreement.

16. Branding

Wild West authorizes Reseller to co-brand the Services by using Wild West 's name and logo along with Reseller's name and logo. However, Reseller may do so only in accordance with Section 8 and may not use the ICANN Accredited logo on Reseller's marketing materials or web site.

17. Registrar Identification

Upon customer inquiry, Reseller must inform them that it is reselling Wild West 's Services. Reseller may not do anything to give the impression to anyone that the Reseller is an ICANN approved registrar.

18. Marketing Rights

Go Daddy and Go Daddy related companies will not market to Reseller's customers.

19. Technical Support

Reseller shall be responsible for providing technical support to its customers.

20. Notices

Reseller agrees that all notices (except for notices concerning breach of this Agreement) from GoDaddy.com, Inc. to Reseller may be posted on our web site and will be deemed delivered within fifteen (15) days after posting. Notices concerning breach will be sent either to the email address Reseller has on file with GoDaddy.com, Inc. or mailed first class postage to the postal address Reseller has on file with GoDaddy.com, Inc. In both cases, delivery shall be deemed to have been made five (5) days after the date sent. Notices from Reseller to Go Daddy shall be made either by email, sent to the address we provide on our web site, or first class mail to our address at:

GoDaddy.com, Inc.
ATTN: Reseller Department
14455 North Hayden Rd., Suite 219
Scottsdale, AZ, 85260

Delivery shall be deemed to have been made by Reseller to GoDaddy.com, Inc. five (5) days after the date sent.

21. No Solicitation

Reseller agrees that it will NOT approach Go Daddy 's employees with proposals to hire them as its own employees or contractors. If Reseller were to hire any of Go Daddy 's employees, Reseller agrees to pay Go Daddy for each employee hired the greater amount of three years salary for that employee as Reseller is to pay such employee, or $200,000.

22. Representation and Warranties

Reseller warrants that all information provided by Reseller as part of the registration process is complete and accurate. Reseller also warrants that each registration Reseller makes is being done so in good faith and that Reseller has no knowledge of it infringing upon or conflicting with the legal rights of a third party or a third party's registration, trademark or trade name.

Reseller agrees that Go Daddy makes no representations or warranties or any kind in connection with this agreement and specifically makes no guaranty to Reseller against the possibility of objection to, or challenge of, the registration or use of any domain name Reseller registers with Go Daddy .

Go Daddy expressly reserves the right to deny, cancel or transfer any registration that it deems necessary, in its discretion, to protect the integrity and stability of the registry, to comply with any applicable laws, government rules or requirements, requests of law enforcement, in compliance with any dispute resolution process, or to avoid any liability, civil or criminal, on the part of Go Daddy , as well as its affiliates, subsidiaries, officers, directors and employees. Go Daddy also reserves the right to freeze a domain name during resolution of a dispute.

23. Modification

This Agreement and its Attachments are subject to change. Reseller will be notified of such changes as they occur via the email contact supplied during the reseller signup process. However, Go Daddy reserves the right to modify the Agreement and the Service at any time, without notice.

24. Assignment

Reseller may not assign its rights or duties under this Agreement to another without the express written consent of Go Daddy , which will not be unreasonably withheld. Go Daddy may assign its rights and obligations under this Agreement without notice so long as the Service continues to operate as outlined in this Agreement.

Revised: 6/8/2010
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